Agreement and Plan of Merger
                                  by and among
                               ANTEON CORPORATION
                       BUFFALO ACQUISITION CORPORATION and
                           ANALYSIS & TECHNOLOGY, INC.

                            Dated as of March 7, 1999



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                               TABLE OF CONTENTS

ARTICLE I.  THE MERGER.......................................................1
       SECTION 1.1.  The Merger; Closing.....................................1
       SECTION 1.2.  Effective Time..........................................2
       SECTION 1.3.  Effect of the Merger....................................2
       SECTION 1.4.  Certificate of Incorporation and Bylaws.................2
       SECTION 1.5.  Directors and Officers..................................2
       SECTION 1.6.  Merger Consideration; Cancellation of Securities........3
       SECTION 1.7.  Transmittal of Merger Consideration.....................4
       SECTION 1.8.  Stock Transfer Books....................................5
       SECTION 1.9. Dissenters' Rights.......................................6

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................6
       SECTION 2.1.  Organization and Qualification Subsidiaries.............6
       SECTION 2.2.  Capitalization..........................................7
       SECTION 2.3.  Authority Relative to this Agreement....................8
       SECTION 2.4.  Sec Filings; Financial Statements.......................8
       SECTION 2.5.  Absence of Certain Changes or Events....................9
       SECTION 2.6.  No Undisclosed Liabilities..............................10
       SECTION 2.7.  No Violation............................................10
       SECTION 2.8.  Absence of Litigation...................................11
       SECTION 2.9.  Employee Benefit Plans; Employment Agreements...........11
       SECTION 2.10.  Labor Matters..........................................12
       SECTION 2.11.  Proxy Statement........................................13
       SECTION 2.12.  Taxes..................................................13
       SECTION 2.13.  Environmental Matters..................................14
       SECTION 2.14.  Brokers................................................16
       SECTION 2.15.  Intellectual Property..................................16
       SECTION 2.16.  Compliance with Laws...................................17
       SECTION 2.17.  Title to Properties....................................17
       SECTION 2.18.  Contracts and Property.................................18
       SECTION 2.19.  Governmental Contracts.................................18
       SECTION 2.20.  Opinion of Financial Advisor...........................19

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........19
       SECTION 3.1.  Organization and Qualification; Subsidiaries............19
       SECTION 3.2.  Authority Relative to this Agreement....................19
       SECTION 3.3.  Financing...............................................20
       SECTION 3.4.  No Violation............................................20
       SECTION 3.5.  Absence of Litigation...................................20



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       SECTION 3.6. Proxy Statement..........................................21

ARTICLE IV.  CONDUCT OF BUSINESS PENDING THE MERGER..........................21
       SECTION 4.1. Conduct of Business by the Company
                         Pending the Merger..................................21
       SECTION 4.2. No Solicitation..........................................23

ARTICLE V.  ADDITIONAL AGREEMENTS............................................25
       SECTION 5.1. Proxy Statement..........................................25
       SECTION 5.2. Company Shareholders' Meeting............................26
       SECTION 5.3. Access to Information....................................26
       SECTION 5.4  Consents; Approvals......................................26
       SECTION 5.5. Notification of Certain Matters..........................27
       SECTION 5.6. Further Assurances.......................................27
       SECTION 5.7. Employees, Employee Benefits.............................28
       SECTION 5.8. Public Announcements.....................................29
       SECTION 5.9. Conveyance Taxes.........................................29
       SECTION 5.10. Indemnification, Exculpation and Insurance..............30
       SECTION 5.11. Election to Parent's Board of Directors.................31

ARTICLE VI.  CONDITIONS TO THE MERGER........................................31
       SECTION 6.1. Conditions to Obligation of Each
                         Party to Effect the Merger..........................31
       SECTION 6.2. Additional Conditions to Obligations
                         of Parent and Merger Sub............................31
       SECTION 6.3. Additional Conditions to Obligation of the Company.......33

ARTICLE VII.  TERMINATION....................................................33
       SECTION 7.1. Termination..............................................33
       SECTION 7.2. Effect Of Termination....................................35
       SECTION 7.3. Fees and Expenses........................................35

ARTICLE VIII.  GENERAL PROVISIONS............................................36
       SECTION 8.1.  Effectiveness of Representations, Warranties and
                         Agreements; Knowledge, Etc................. ........36
       SECTION 8.2.  Notices.................................................36
       SECTION 8.3.  Certain Definitions.....................................37
       SECTION 8.4.  Amendment...............................................38
       SECTION 8.5.  Waiver..................................................38
       SECTION 8.6.  Headings................................................39
       SECTION 8.7.  Severability............................................39
       SECTION 8.8.  Entire Agreement........................................39
       SECTION 8.9.  Assignment, Merger Sub..................................39
       SECTION 8.10.  Parties In Interest....................................39



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       SECTION 8.11.  Governing Law..........................................39
       SECTION 8.12.  Counterparts...........................................39




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                            COMPANY DISCLOSURE LETTER



Section 2.2           Capitalization

Section 2.5           Absence of Certain Changes or Events

Section 2.6           No Undisclosed Liabilities

Section 2.7           No Violation

Section 2.8           Absence of Litigation

Section 2.9(b)        Retiree Benefits

Section 2.9(c)        ERISA Compliance

Section 2.10          Labor Matters

Section 2.13(a)       License, Permits & Approvals

Section 2.13(b)       Pending or Threatened Claims

Section 2.13(c)       Hazardous Materials

Section 2.13(d)       National Priorities List

Section 2.15(a)       Company Intellectual Property Rights

Section 2.15(b)       Absence of Infringements

Section 4.1(d)        Dividends and Other Distributions

Section 4.1(f)        Increases in Compensation






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                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER, dated as of March 7, 1999 (this "Agreement"), among Anteon Corporation, a Virginia corporation ("Parent"), Buffalo Acquisition Corporation, a Connecticut corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Analysis & Technology, Inc., a Connecticut corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Connecticut Business Corporation Act (the "CBCA") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company, no par value per share (the "Company Common Stock" and each share, a "Share") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1. The Merger; Closing.

     (a) The Merger. At the Effective Time (as defined in Section 1.2 hereof), and subject to and upon the terms and conditions of this Agreement and in accordance with the

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CBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease upon the filing of a certificate of merger with the Secretary of the State of the State of Connecticut pursuant to the CBCA, and the Company shall continue as the surviving corporation being the successor to all the property, rights, powers, privileges, liabilities and obligations of both Merger Sub and the Company. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation" or the "Surviving Company."

     (b) The Closing. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

     SECTION 1.2. Effective Time. Simultaneous with the Closing, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation (the "Merger Documents"), together with any required related certificates, with the Secretary of the State of the State of Connecticut, in such form as required by, and executed in accordance with the relevant provisions of the CBCA (the time of such filing, or such later date as is set forth in the Certificate of Merger, being the "Effective Time").

     SECTION 1.3. Effect of the Merger. The Merger shall have the effects set forth in Section 33-820 of the CBCA.

     SECTION 1.4. Certificate of Incorporation and Bylaws. At the Effective Time the certificate of incorporation and bylaws of the Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (the "certificate of incorporation" and "bylaws") until thereafter changed or amended as provided therein or by the CBCA, except that the name of the Surviving Company shall be changed to "Analysis & Technology, Inc."

     SECTION 1.5. Directors and Officers.

     (a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws, until their respective successors are duly elected or appointed and qualified.

     (b) Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier



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death, resignation or removal in accordance with the certificate of incorporation and bylaws.

     SECTION 1.6. Merger Consideration; Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the Shares:

     (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares to be canceled pursuant to Section 1.6(b) and (ii) Shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") of the Company who satisfy all of the requirements to demand payment for such Shares in accordance with Sections 33-855 through 33-872 of the CBCA) shall be converted into the right to receive Twenty-Six Dollars ($26.00) per share in cash (the "Merger Consideration").

     (b) Cancellation of Shares. Each Share owned by the Company, Parent, Merger Sub or any wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Stock Options. At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's existing stock option plans (collectively, the "Company Stock Option Plans"), whether or not then exercisable, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive cash in an amount (the "Option Consideration") equal to (i) the excess of the Merger Consideration over the exercise price per share provided in such Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Stock Option. The Company agrees to take all actions necessary, including, without limitation, the giving of appropriate notices to holders of Stock Options, so that at or before the Effective Time each Stock Option shall have been terminated or represent the right to receive solely the Option Consideration.

     (d) Common Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Company. Each certificate of Merger Sub evidencing ownership of any common stock of Merger Sub shall evidence, from and after the Effective Time, ownership of such shares of the Surviving Company.




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     SECTION 1.7. Transmittal of Merger Consideration.

     (a) Payment Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a payment agent selected by Parent prior to the Effective Time (the "Payment Agent"), for the benefit of the holders of Shares and Stock Options, the amount of the product of (i) the Merger Consideration multiplied by (ii) the number of Shares then issued and outstanding minus the number of Dissenting Shares plus the amount of cash necessary to redeem the outstanding Stock Options in accordance with Section 1.6(c) hereof that have not theretofore been paid and cancelled in accordance with Section 1.6(c) (the "Payment Fund").

     (b) Payment Procedures. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (the "Certificates") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.7(d)) to the Payment Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) equal to the Merger Consideration multiplied by the number of Shares theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such transferee if the Certificate formerly representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Promptly after the Effective Time, Parent and the Surviving Company shall cause the Payment Agent to mail to each holder of a Stock Option outstanding at the Effective Time (excluding any Stock Option for which payment already has been made by the Company pursuant to Section 1.6(c) hereof) a check with respect to all Stock Options held by such holder in an amount determined in accordance with
Section 1.6(c) hereof (after giving effect to any required tax withholdings). No interest will be paid or accrued on any amount payable pursuant to Section 1.6(c) hereof in respect of Stock Options.

     (c) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the shareholders of the Company or holders of Stock Options for 360 days after the Effective Time shall be paid to Parent. Any shareholders of the





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Company or holders of Stock Options who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of the applicable Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.7(d)), in each case, without any interest thereon. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or Option Consideration payable to the holder of such Certificate or Stock Option would otherwise escheat to or become the property of any governmental authority), any such Merger Consideration or Option Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Payment Agent or any other Person shall be liable to any former holder of Shares or Stock Options for any amount properly delivered to a public official or governmental authority pursuant to applicable abandoned property, escheat or similar laws.

     (d) Lost, Stolen or Destroyed Certificates. In the event any
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and customary indemnification against loss by the Person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration in respect thereof pursuant to Section 1.7(b) upon receipt by the Payment Agent of such affidavit and indemnification against loss.

     (e) Withholding Rights. Parent, the Surviving Corporation or the
Payment Agent shall be entitled to deduct and withhold from the Merger Consideration or Option Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Options such amounts as Parent or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Stock Options in respect of which such deduction and withholding was made by Parent or the Payment Agent.

     SECTION 1.8. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, the Merger Consideration delivered upon the surrender of a Certificate in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificate, and there shall be no further registration of transfers on the records of the Company or the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I provided that the Payment Agent shall have received an appropriate letter of transmittal.

     SECTION 1.9. Dissenters' Rights. No Dissenting Shareholder shall be entitled to receive payment of the applicable Merger Consideration pursuant to this Article I unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the CBCA, and any Dissenting Shareholder shall be entitled to only such rights as are granted by the CBCA with respect to the Shares owned by such Dissenting Shareholder. If any Person who would otherwise be deemed a Dissenting Shareholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such shares shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.6(a) hereof. The Company shall give Parent (i) prompt written notice of any dissenters' demands for payment, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the CBCA. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment by Dissenting Shareholders, offer to settle or settle any such demands or approve any withdrawal of such demands.

                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1. Organization and Qualification; Subsidiaries. Except as set forth on Section 2.1 of the separate written disclosure letter previously provided by the Company to Parent (the "Company Disclosure Letter"), the Company is a corporation and each of its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such power, authority or Approval could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could



                                      -6-
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not, either individually or in the aggregate, reasonably be expected to have a
Company Material Adverse Effect.

     SECTION 2.2. Capitalization. The authorized capital stock of the Company consists of 11,250,000 shares of Company Common Stock. As of March 5, 1999, (i) 3,667,469 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Common Stock were held by any subsidiary of the Company, and (iv) 928,976 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Option Plans, its Savings and Investment Plan, its Employee Stock Ownership Plan and its deferred compensation plans. Except as set forth in
Section 2.2 of the Company Disclosure Letter, no shares of Company Common Stock have been issued between December 31, 1998 and the date hereof, other than pursuant to the Company Employee Plans (as defined below). Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Shares (or other equity interests) of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue or sell any shares of, or other equity interests in, the Company or any subsidiary of the Company. All shares of Company Common Stock subject to issuance as aforesaid shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.
Section 2.2 of the Company Disclosure Letter sets forth the number of issued and outstanding Stock Options and the exercise prices thereof, as of the date of this Agreement. Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or of any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares (or other equity interests) of Company Common Stock or the shares (or other equity interests) of any subsidiary of the Company. Except as set forth in
Section 2.2 of the Company Disclosure Letter, all of the outstanding equity interest of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, transfer restrictions, preemptive rights, charges, or other encumbrances of any nature whatsoever (collectively, "Liens"), other than Liens for taxes not yet due and payable and Liens being negotiated in good faith and for which proper reserves exist. Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no subsidiaries of the Company and the Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, limited liability company, partnership, joint venture or other entity other than nominal investments in shares of public companies that are comparable to the Company.




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     SECTION 2.3. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary shareholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement by at least two-thirds of the voting power of the outstanding Shares on the record date for determining Shares entitled to vote at the Company Shareholder's Meeting (as defined below) which constitutes the only shareholder approval required for consummation of the Merger). The provisions of Sections 33-841 and 33-845 of the CBCA are not applicable to this Agreement or the Merger. The board of directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a strategic business combination with Parent upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's shareholders approve this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditor's rights generally, (ii) the availability of equitable remedies, including specific performance and (iii) the enforceability of legal remedies insofar as such remedies may be subject to overriding considerations of public policy.

     SECTION 2.4. SEC Filings; Financial Statements.

     (a) SEC Filings. The Company has filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997 and has made available to Parent (i) its Quarterly Report on Form 10-Q for the period ended December 31, 1998 and its Annual Report on Form 10-K for the fiscal year ended March 31, 1998, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1998, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC under the Exchange Act since March 31, 1998 or under the Securities Act since December 31, 1997, and (iv) all amendments, supplements and exhibits to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company



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SEC Reports (i) when filed complied with the applicable requirements of the
Securities Act or the Exchange Act and the SEC's rules thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary has any class of securities registered pursuant to the Exchange Act.

     (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports complies with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as the case may be, and was prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 2.5. Absence of Certain Changes or Events. Except as set forth in
Section 2.5 of the Company Disclosure Letter or the Company SEC Reports filed and publicly available prior to the date hereof (the "Filed Company SEC Reports"), since March 31, 1998, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any Company Material Adverse Effect; (ii) any change by the Company in its accounting methods, principles or practices; (iii) any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (iv) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any subsidiary, except in the ordinary course of business and consistent with past practice; (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock, (vi) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (vii) except as reflected in Section 2.2 of the Company Disclosure Letter, (x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or Interactive Media Corporation of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of March 31, 1998, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of

March 31, 1998 or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (viii) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Company Material Adverse Effect; (ix) any establishment or increase of benefits under any plan that would constitute a Company Employee Plan under Section 2.9; or (x) any material Tax (as defined below) election inconsistent with past practices or the settlement or compromise of any material Tax liability.

     SECTION 2.6. No Undisclosed Liabilities. Except as set forth in Section 2.6 of the Company Disclosure Letter or in the Filed Company SEC Reports, neither the Company nor any subsidiary of the Company has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, assets (including intangible assets), results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's balance sheet (including any related notes thereto) as of December 31, 1998 (the "1998 Company Balance Sheet"); (b) incurred in the ordinary course of business and not required under GAAP to be reflected on such balance sheet and not reasonably expected to have a Company Material Adverse Effect, (c) incurred since December 31, 1998 in the ordinary course of business and consistent with past practice and not reasonably expected to have a Company Material Adverse Effect or (d) for monetary obligations incurred, or payments made in connection with the transactions contemplated by this Agreement to Quarterdeck Investment Partners, Inc. ("Quarterdeck") not in excess of amounts required by their fee letter, Cummings & Lockwood ("C&L") and KPMG, LLP ("KPMG").

     SECTION 2.7. No Violation. Except as set forth in Section 2.7 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any subsidiary of the Company, (ii) conflict with or violate in any material respect any federal, foreign, state, local or provincial law, statute, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any subsidiary of the Company or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, or result in the creation of a Lien on any of the properties or assets of the Company or any subsidiary of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company or any of their respective properties are bound or affected, except in the case of clause (iii) for any such breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.8. Absence of Litigation. Except as set forth in Section 2.8 of the Company Disclosure Letter or the Filed Company SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or against any subsidiary of the Company and (ii) there is no judgment, decree, injunction, rule or order outstanding against the Company or its subsidiaries other than, in each case, those that the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the Merger.

     SECTION 2.9. Employee Benefit Plans; Employment Agreements.

     (a) Benefit Plans. For purposes of this Section 2.9: "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; "Company ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a controlled group within the meaning of section 414(b) of the Code, including the Company or which is under common control with the Company or any subsidiary of the Company; and "Company Employee Plans" means all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, employee pension, profit-sharing, savings, retirement, vacation, life, health, disability, accident insurance and other fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, as well as each such plan with respect to which the Company or a Company ERISA Affiliate could incur liability under applicable law, and excluding agreements with former employees under which the Company has no remaining monetary obligations.

     (b) Retiree Benefits. Except as set forth in Section 2.9(b) of the Company Disclosure Letter, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than coverage mandated by applicable law or benefits, the full cost of which is borne by the retiree.

     (c) ERISA Compliance. Except as set forth in Section 2.9(c) of the Company Disclosure Letter or as could not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans, and, particularly in the case of a Company Employee Plan that is an employee stock ownership plan, any laws and regulations governing securities, and each Company Employee Plan has been maintained and administered in compliance with its terms; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which could reasonably be expected to impair such determination; (iii) all payments due from the Company or any Company ERISA Affiliate to date have been made when due, or if payments have not been made, they have been properly accrued and recorded on the books of the Company; and
(iv) there are no actions, suits or claims pending (other than routine claims for benefits) or to the knowledge of the Company threatened with respect to such Company Employee Plans or against the assets of such Company Employee Plans.

     (d) Neither the Company nor any Company ERISA Affiliate maintains or contributes to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any liability with respect to, any Company Employee Plan subject to Title IV of ERISA, or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA.

     (e) Except as set forth in Section 2.9(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement is not reasonably expected to result in any "excess parachute payment" under section 280G of the Code.

     (f) With respect to each Company Employee Plan, the Company has delivered or made available to Parent or Merger Sub a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable;
(C) any summary plan description and other written communication (or a description of any oral communications) by the Company to its employees concerning the benefits provided under the Company Employee Plan; and for the most recent year (w) the Form 5500 and attached schedules, (x) audited financial statement, (y) actuarial valuation reports and (z) attorney's response to an auditor's request for information.

     (g) Prior to the Effective Time, the Company will take all steps necessary to provide that the Company's employee stock ownership plan is not obligated or permitted to invest in or hold employer securities from and after the Effective Time.

     SECTION 2.10. Labor Matters. Except as set forth in Section 2.10 of the Company Disclosure Letter, (i) there are no lawsuits or administrative proceedings pending or, to the knowledge of the Company or any subsidiary of the Company, threatened, between the Company or any subsidiary of the Company and any of their respective employees or former employees, other than such pending or threatened lawsuits or administrative proceedings which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; and (ii) neither the Company nor any subsidiary of the Company has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or of any subsidiary of the Company.

     SECTION 2.11. Proxy Statement. The information supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider approval of this Agreement (the "Company Shareholders' Meeting" and such proxy statement as amended or supplemented, the "Proxy Statement") will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders of the Company, at the time of the Company Shareholders' Meeting, or at the Effective Time: (i) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein not false or misleading; or (iii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 2.12. Taxes.

     (a) Tax Definitions. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, common stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Tax Compliance The Company and each subsidiary of the Company have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. Such returns and reports are correct and complete in all material respects, or requests for extensions to file such returns have been granted and have not expired, except to the extent such failures to file, to be current and complete, or to have such extensions granted and that remain in effect, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company and each subsidiary have timely paid or made adequate provision, in accordance with GAAP, on their books for the payment of all Taxes shown to be due on such Tax Returns. The charges, accruals and reserves on the books of the Company and each of its subsidiaries in respect of any liability for Taxes based on or measured by net income for any years not finally determined or with respect to which the applicable statute of limitations has not expired are adequate to satisfy any assessment for such Taxes for any such years. With respect to any period for which Tax Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, the Company and each of its subsidiaries have made sufficient current accruals for such Taxes in accordance with GAAP. All Tax Returns required to be filed by or with respect to the Company or any of its subsidiaries after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable Laws.

     (c) Tax Deficiencies. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries for which adequate reserves are not maintained, except for deficiencies that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.13. Environmental Matters.

     (a) Licenses, Permits and Approvals. Except as set forth in Section
2.13(a) of the Company Disclosure Letter, each of the Company and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities (as defined below) which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each of such Environmental Permits is in full force and effect and each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     (b) Pending or Threatened Claims. Except as set forth in Section 2.13(b) of the Company Disclosure Letter, there is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, pending or threatened against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Hazardous Materials. Except as set forth in Section 2.13(c) of the Company Disclosure Letter, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as defined below) which could form the basis of any Environmental Claim against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     (d) National Priorities List. Except as set forth in Section 2.13(d) of the Company Disclosure Letter, to the knowledge of the Company, no site or facility now or previously owned or operated by the Company or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

     (e) Environmental Liens. To the Company's knowledge, no Liens have arisen under or pursuant to any Environmental Law on any site or facility owned by the Company or any of its subsidiaries, and no action of any Governmental or Regulatory Authority (as defined below) has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens.

     (f) Reports and Studies. To the knowledge of the Company, the Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its subsidiaries and currently in their possession or control pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, or regarding the Company's or any of its subsidiaries' compliance with applicable Environmental Laws.

     (g) Environmental Definitions. As used herein: (i) "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision; (ii) "Environmental Claim" means any written claim, action, cause of action, investigation, request for information or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of the Company or any of its subsidiaries arising out of, based on or resulting from
(A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and (iv) "Hazardous Material" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCB's); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     SECTION 2.14. Brokers. No broker, finder or investment banker (other than Quarterdeck) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent with a true and correct copy of the fee letter between the Company and Quarterdeck.

     SECTION 2.15. Intellectual Property.

     (a) Company Intellectual Property Rights. Except as set forth in
Section 2.15(a) of the Company Disclosure Letter, the Company and its subsidiaries own or have valid right to exclude others from using the inventions covered by the Company's patents, to use trademarks, trade names, service marks, designs, logos, Internet domain names, and any applications therefor, technology, know-how, trade secrets, computer software programs (including documentation related thereto) (the "Software") and tangible or intangible proprietary information or material that are used in or are under current development for possible use in the business of the Company and its subsidiaries as currently conducted (the "Company Intellectual Property Rights"), except for Company

Intellectual Property Rights where the failure to validly own or validly have a right to use could not reasonably be expected to have a Company Material Adverse Effect.

     (b) Absence of Infringements. Except as set forth in Section 2.15(b) of the Company Disclosure Letter, neither the Company nor any subsidiary of the Company has received any notice of infringement of or violation of, and to the Company's knowledge, no claim is threatened that challenges the validity, enforceability, ownership or rights to use, sell or license any Company Intellectual Property Rights, and there are no infringements or violations by others with respect to, the Company Intellectual Property Rights, except for such infringements or violations that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     (c) Year 2000 Compliance. Except as set forth on Section 2.15(c) of the Company Disclosure Letter, all Software, hardware, databases, and devices that run under the control of a microprocessor used by the Company or any of its subsidiaries (collectively, the "Systems") and each of the products of the Company or any of its subsidiaries (the "Products") are Year 2000 Compliant, except for failures to be Year 2000 Compliant as would not have a Company Material Adverse Effect. As used herein, the term "Year 2000 Compliant" means that the Systems and Products accurately process date and time data (including, without limitation, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations.

     SECTION 2.16. Compliance with Laws. Except as set forth in Section 2.16 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not in the aggregate have a Company Material Adverse Effect. Except as set forth in
Section 2.16 of the Company Disclosure Letter or in the Filed Company SEC Reports, the Company and its subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals, and franchises, the absence of which would not in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 2.16 of the Company Disclosure Letter or in the Filed Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not in the aggregate have a Company Material Adverse Effect.

     SECTION 2.17. Title to Properties. Each of the Company and its subsidiaries is the owner of good and marketable fee title to the land described in Section
2.17 of the

Company Disclosure Letter and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property") free and clear of all Liens, except as covered by a valid title insurance policy, as described in the Filed Company SEC Reports and the financial statements included therein, as separately described in Section 2.17 of the Company Disclosure Letter, liens for current taxes not yet due and Liens or title imperfections that will not have a Company Material Adverse Effect. The Owned Real Property constitutes all of the real property owned by the Company and its subsidiaries on the date hereof.

     SECTION 2.18. Contracts and Property. Neither the Company nor any of its subsidiaries is in default under any contract or agreement, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder, except for such defaults as in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company or any of its subsidiaries, no other party to any such contract or other agreement is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for such defaults as in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. Except as separately identified in Section 2.18 of the Company Disclosure Letter, no approval or consent of any person is needed in order that any contract or other agreement of the Company or any of its subsidiaries continue in full force and effect following the consummation of the transactions contemplated by this Agreement, except with respect to such contracts or other agreements the default of which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has any knowledge of a claim, actual, pending or threatened, by any governmental agency, prime contractor, subcontractor, or supplier with respect to any contract, purchase order or agreement to which the Company or any of its subsidiaries is a party, except for such claims that could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.19. Governmental Contracts. Except as set forth in the Filed Company SEC Reports or Section 2.19 of the Company Disclosure Letter, no audit or review of any government contract, subcontract or agreement will result in the disallowance of, or claim for, any amount paid or payable to the Company under such contract, subcontract or agreement, whether as a result of excess payments, excess profit recapture or otherwise, except for such disallowances or claims that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has been terminated for default under any government contract, subcontract or agreement of the Company or any of its subsidiaries since January 1, 1996. There is no event, circumstance or claim which would lead the Company or any of its subsidiaries to believe that it will receive a termination for default under any currently effective government contract, subcontract or agreement of the Company or its subsidiaries. There is no event, circumstance or claim which would lead the Company or any of its subsidiaries to believe that it will receive a termination for convenience under any currently effective government contract, subcontract or agreement of the Company or its subsidiaries.

     SECTION 2.20. Opinion of Financial Advisor. Quarterdeck has delivered to the Board of Directors of the Company its oral opinion to the effect that, as of the date of this Agreement, the Merger Consideration and the Option Consideration are fair to the Company's stockholders and option holders from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing and accompanied by an authorization to include a copy of that opinion in the Proxy Statement. The Company has delivered or will, promptly after receipt of such written opinion, deliver a signed copy of that written opinion to the Parent.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                   MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company as follows:

     SECTION 3.1. Organization and Qualification; Subsidiaries. Parent and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such power, authority or Approvals could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Parent and Merger Sub are each duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary shareholder approval of this Agreement by Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or

Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval by Parent as sole shareholder of Merger Sub). The board of directors of Parent has determined that it is advisable and in the best interest of Parent's shareholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms subject to (i) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditor's rights generally; (ii) the availability of equitable remedies, including specific performance and (iii) the enforceability of legal remedies insofar as such remedies may be subject to overriding considerations of public policy..

     SECTION 3.3. Financing. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are not contingent upon the consummation of any financing transaction.

     SECTION 3.4. No Violation. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or any subsidiary of Parent or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitutes a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, or result in the creation of a Lien on any of the properties or assets of Parent or any subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent or any of their respective properties are bound or affected, except in the case of clause (iii) for any such breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.5. Absence of Litigation. (i) There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against Parent against any subsidiary of Parent and (ii) there is no judgment, decree, injunction, rule or order outstanding against Parent or its subsidiaries, other than, in each case those that the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.6. Proxy Statement. The information supplied by Parent to the Company for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of the Company (or at the time of any subsequent amendment or supplement), at the time of the Company Shareholders' Meeting and at the Effective Time: (i) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact; (ii) omit to state any material fact necessary in order to make the statements therein not false or misleading; or (iii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform Company.

                                   ARTICLE IV.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree, the Company will, and will cause each of the Company's subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to, and to cause each of the Company's subsidiaries to use their reasonable best efforts, preserve intact the business organization of the Company and each of the Company's subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company's subsidiaries, to preserve the goodwill of customers, suppliers and all other persons having business relationships with the Company and the Company's subsidiaries and to pay its obligations to its creditors in the ordinary course of business consistent with its past practices. Without limiting the generality of the foregoing, the Company also covenants and agrees that during the same time period, unless Parent shall otherwise agree, neither the Company nor any subsidiary of the Company shall, directly or indirectly, do any of the following without the prior consent of Parent:

     (a) amend or otherwise change its certificate of incorporation or bylaws;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock (except for the issuance of Shares issuable pursuant to Stock Options under the Company

Stock Option Plans which options are outstanding on the date hereof and the issuance of Shares of Company Common Stock pursuant to the terms of the Company's Employee Stock Ownership Plan, the Company's Savings and Investment Plan and the Company's Deferred Compensation Plans);

     (c) sell, pledge, transfer, lease, license, grant, dispose of or encumber any assets (except for (i) sale of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000 in the aggregate) provided that nothing in this Agreement shall prevent the Company from making any changes in the timing of the payment of benefits under the Company's deferred compensation plan;

     (d)  (i) except as set forth in section 4.1(d) of the Company
Disclosure Letter, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock (or other equity interest), except that a wholly-owned subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify the Company Common Stock (or other equity interest) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares any of its equity securities or
(iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary (other than as disclosed in Section 2.2 of the Company Disclosure Letter) to repurchase, redeem or otherwise acquire, any of its securities;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership, association, trust, unincorporated organization, other entity or group or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any new capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $500,000 for the Company and its subsidiaries taken as a whole, (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e); (vi) authorize any bid and proposal ("B&P") expenditures in excess of $350,000, such amount representing one-third of the annual budget for B&P, or (vii) authorize any internal research and development ("IR&D") expenditure in excess of $50,000, such amount representing one-third of the annual budget for IR&D;

     (f) except as set forth in Section 4.1(f) of the Company Disclosure
Letter, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or of any subsidiary who are not officers of the Company in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of the Company or of any subsidiary of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except for changes which may be required under GAAP;

     (h) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants under this Agreement in any material respect; or

     (k) waive, release, assign, settle or compromise any material rights, claims or litigation (including any confidentiality agreement), except as reasonably may be required to fulfill the Company's fiduciary duties to its shareholders.

     SECTION 4.2. No Solicitation.

     (a) Solicitation of Alternative Transactions. The Company shall not, and shall cause the Company's officers, directors or employees or any investment banker, financial advisor, representative, advisor, attorney or accountant retained by or on behalf of it or any subsidiary to not, initiate, solicit or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal to effect an Alternative Transaction (as defined below), or enter into discussions, negotiate with or enter into any agreement with any person or entity regarding an Alternative Transaction, or authorize any of the officers, directors or employees of the Company or its subsidiaries or any investment banker, financial advisor, representative, advisor, attorney, accountant or other representative retained by or on behalf of the Company or any subsidiary to take any such action; provided, however, that nothing contained in this subsection (a) shall prohibit the board of directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal by such person or entity relating to an Alternative Transaction if
(A) the board of directors of the Company determines in good faith after consultation with C&L, that failure to consider the Alternative Transaction constitutes a breach of its fiduciary duties to the Company's shareholders under applicable law and the Alternative Transaction is a Superior Proposal (as defined below) and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company requires such person or entity to enter into a confidentiality agreement with the Company in customary form (but not less favorable to the Company than the Confidentiality Agreement (as defined below)), (ii) withdrawing or modifying its recommendation referred to in Section 5.1 following receipt of an unsolicited, bona fide proposal from a third party regarding an Alternative Transaction which is a Superior Proposal or entering into an agreement with such third party and terminating this Agreement pursuant to Section 7.1(f) hereof, if after duly considering the advice of C&L, the board of directors of the Company determines in good faith that failure to do so constitutes a breach of its fiduciary duties to the Company's shareholders under applicable law or (iii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction.

     (b) Definitions. The following terms shall have the meanings set forth below:

               (i) "Alternative Transaction" means any (A) direct or indirect acquisition or purchase of Interactive Media Corporation or any business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole,
          (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning 20% or more of any class of equity securities of the Company, or (D) merger, consolidation, business combination, capitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

               (ii) "Superior Proposal" means a bona fide proposal for an Alternative Transaction made by a third party on terms and conditions which the board of directors of the Company determines in its good faith and reasonable judgment to be more favorable than those contained in this Agreement.

     (c) Termination of Existing Discussions. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing and shall use its best efforts to obtain the return from all such parties of all copies of any confidential information provided to such parties by the Company or its representatives that are still in the possession of such parties.

     (d) Communication of Restrictions. The Company shall use its reasonable best efforts to ensure that the officers, directors and employees of the Company and of each subsidiary of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

     (e) Agreements With Others. Nothing in this Section 4.2 shall (i) permit the Company to terminate this Agreement or (ii) permit the Company to enter into any written agreement with respect to an Alternative Transaction during the term of this Agreement (it being agreed that during the term of this Agreement the Company shall not enter into any written agreement with any person that provides for, or in any way facilitates, an Alternative Transaction, other than a confidentiality agreement in the form referred to above), it being understood that Section 7.1(f) sets forth the sole right of the Company to terminate this Agreement in the circumstances specified in Section 4.2(a)(ii) above.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

     SECTION 5.1. Proxy Statement. As promptly as practicable (but in no event later than fifteen (15) business days following the date hereof), the Company shall prepare and file with the SEC the Proxy Statement. Company shall ensure that, with respect to the preparation and filing of the Proxy Statement, Parent promptly receives (a) copies of all correspondence with the SEC, (b) copies of all distributed drafts of the Proxy Statement, and (c) adequate opportunity to comment substantively upon the aforementioned documents. The Proxy Statement shall, except under circumstances contemplated by Section 4.2(a)(ii), include the recommendation of the board of directors of the Company in favor of the approval of this Agreement.

     SECTION 5.2. Company Shareholders' Meeting. The Company shall call and hold the Company Shareholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement, and the Company shall use its reasonable best efforts to hold the Company Shareholders' Meeting as soon as practicable, subject to applicable law. The Company shall use its best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the CBCA and the certificate of incorporation and bylaws of the Company to obtain such approval, except under circumstances contemplated by Section 4.2(a)(ii).

     SECTION 5.3. Access to Information; Confidentiality. Upon reasonable notice and subject to applicable laws and to restrictions contained in confidentiality agreements to which such party is subject, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent and its financing sources, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, shall during such period furnish promptly to such persons all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to such persons the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's properties and personnel as Parent may reasonably request. Parent and its officers, employees, accountants and other representatives shall keep such information confidential in accordance with the terms of the letter agreement, entered into on November 16, 1998 (the "Confidentiality Agreement") between Parent and the Company. The Company shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Parent copies of such reports promptly after the same are filed.

     SECTION 5.4. Consents; Approvals. The Company and Parent shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall promptly provide the other (or its counsel) with copies of all filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

     SECTION 5.5. Notification of Certain Matters.

     (a) Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

     (b) Notice of Objection. The party to which notice is given in accordance with this Section 5.5 that objects to the information contained in such notice, together with any prior notice under this Section 5.5 (without giving effect to any previous waiver or deemed waiver of the matters in such prior notice or notices) as a material breach of this Agreement must, within fourteen (14) calendar days of receipt of such notice, provide written notice of a material breach to the other party. If the party to which a notice is delivered in accordance with this Section 5.5 does not provide written notice as provided to the other party within such 14-day period, any breach of a representation or warranty which could be caused by the information contained in such notice or any failure of an obligation of the party delivering such notice which would result from such information shall be deemed waived by the party receiving such notice.

     SECTION 5.6. Further Assurances.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The Company agrees to use all reasonable efforts to effect a filing pursuant to the Connecticut Transfer Act (C.G.S. ss. 22a-134 et seq.) with respect to the New London, Connecticut operations of the Company as described in Section 2.13 of the Disclosure Letter. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company which, in the reasonable judgment of Parent, would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement.

     (b) If, following the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 5.7. Employees, Employee Benefits.

     (a) Affected Employees. Individuals who are employed by the Company and its subsidiaries as of the Effective Time shall remain employees of the Surviving Company and its subsidiaries following the Effective Time (each such employee, an "Affected Employee"); provided however that this Section 5.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

     (b) Past Service Credit. Parent will, or will cause the Surviving
Company to, give individuals who are employed by the Company and its subsidiaries as of the Effective Time full credit for purposes of eligibility, vesting, benefit accrual (excluding, however, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Affected Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

     (c) Limitations and Deductibles. Parent will, or will cause the Surviving Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (d) Post Closing Coverage and Benefits. For a period of one year immediately following the Effective Time, the coverage and benefits provided to the Affected Employees who remain employed with the Surviving Company, Parent or any subsidiary of Parent pursuant to employee benefit plans or arrangements maintained by Parent, the Company, or any subsidiary of Parent shall be, in the aggregate, no less favorable than those provided to the employees of Parent.

     (e) Executive Agreements. As of the Effective Time, Parent shall assume and honor and shall cause the Surviving Company to honor in accordance with their terms all employment, severance, change of control, and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any subsidiary of the Company and any director, officer or employee thereof (each an "Executive Agreement") except as otherwise expressly agreed between Parent and such person. Parent and the Company hereby agree that the approval of the Merger by the Company's shareholders shall constitute a "Change in Control" for purposes of any Executive Agreement and all other Company Employee Plans, pursuant to the terms of such plan. Parent's obligations under this Section 5.7(e) are intended to be for the benefit of, and shall be enforceable by, any Affected Employee to which such obligations relate.

     (f) Severance Pay. Parent shall, or shall cause the Surviving Company to, pay severance benefits to each of the Affected Employees (other than those who are parties to the Executive Agreements referred to in Section 5.7(e)) whose employment is terminated by the Company within ninety (90) days following the Effective Date equal to two weeks of the Affected Employee's base earnings on the date the Affected Employee's employment is terminated for each year of service with the Company or an affiliate, up to a maximum of six months of base earnings.

     SECTION 5.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NASDAQ Stock Market, Inc. if it has used all reasonable efforts to consult with the other party.

     SECTION 5.9. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable by, and are imposed on, the Company in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.10. Indemnification, Exculpation and Insurance.

     (a) Indemnification. Parent shall cause the Surviving Corporation to honor the Company's obligations under the Company's certificate of incorporation, bylaws or any indemnification agreement of the Company in effect as of the date hereof to indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time each present and former director, officer or employee of the Company or any of its subsidiaries to the fullest extent permitted under applicable law and the Company's certificate of incorporation and bylaws, including against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Parent shall also advance expenses, as incurred, to the fullest extent permitted under applicable law and any such applicable indemnification agreement, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. No request for indemnification has been received by the Company from any person who is party to an indemnification agreement with the Company and the Company does not have knowledge of any basis for such a request.

     (b) Successors and Assigns. In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.10.

     (c) Directors and Officers Liability Insurance. For six years after the Effective Time, Parent shall maintain or cause to be maintained in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers.

     (d) Rights of Indemnified Parties. The provisions of this Section
5.10: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.11. Election to Surviving Company's Board of Directors. Parent agrees to elect the Company's Chief Executive Officer, Gary P. Bennett, and the Company's Executive Vice President, Chief Financial and Administrative Officer, David M. Nolf, to the Surviving Company's board of directors at the Effective Time of the Merger and to have each of such persons continue to be elected and serve as directors for so long as he continues to be employed by the Surviving Company.

                                   ARTICLE VI.

                            CONDITIONS TO THE MERGER

     SECTION 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no litigation by any governmental entity seeking any of the foregoing shall have been commenced. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated.

     (c) Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of the Company.

     SECTION 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective

Time, except (i) for the impact of the expenses incurred in connection with this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date); and (iii) that those representations and warranties contained in this Agreement that are not qualified by materiality or a Company Material Adverse Effect requirement shall be true and correct in all material respects, and that those representations and warranties that are qualified by materiality or a Company Material Adverse Effect requirement (or similar concepts) shall be true and correct, in each case, at the Effective Time, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material Consents"), by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such Material Consents would not have a Company Material Adverse Effect.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect;

     (e) Government Actions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a consent or the lapse of a waiting period which is necessary for the consummation of the Merger ("Requisite Regulatory Approval"), imposes, in the reasonable judgment of Parent, any condition or restriction upon the Surviving Company or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Parent or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement.

     SECTION 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) for the impact of the expenses incurred in connection with this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date); and (iii) that those representations and warranties contained in this Agreement that are not qualified by materiality or a Parent Material Adverse Effect requirement shall be true and correct in all material respects, and that those representations and warranties that are qualified by materiality or a Parent Material Adverse Effect requirement (or similar concepts) shall be true and correct, in each case, at the Effective Time, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent.

     (b Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent.

     (c) Consents Obtained. All Material Consents required to be obtained or made by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such Material Consents would not have a Parent Material Adverse Effect.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

                                  ARTICLE VII.

                                   TERMINATION

     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval hereof by the shareholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

     (b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 1999 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     (d) by Parent or the Company if, at the Company Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company shall not have been obtained;

     (e) by Parent, if (i) the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing;
(ii) the board of directors of the Company shall have entered into any agreement respecting any Alternative Transaction other than a Confidentiality Agreement permitted by Section 4.2(a)(i)(B) hereof, recommended to the shareholders of the Company an Alternative Transaction or shall not have rejected any proposal respecting an Alternative Transaction within 10 business days of the making thereof; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent), and the board of directors of the Company fails within 10 business days of the commencement thereof to reject such offer or recommends that the shareholders of the Company not tender their shares in such tender or exchange offer; or (iv) any person or group other than Parent or its affiliates acquires beneficial ownership of at least one-third of the outstanding shares of Company common stock.

     (f) by the Company, if it shall exercise the right specified in clause
(ii) of Section 4.2(a) but only if it pays the Termination Fee and expenses contemplated by Section 7.3; or

     (g) by Parent or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in
Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), would not be satisfied (a "Terminating Breach"), provided, that if such Terminating Breach is curable within 30 days of such breach by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues during such 30-day period to exercise such reasonable best efforts, neither the Company nor Parent, respectively, may terminate this Agreement under this Section 7.1(g).

     SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) as set forth in
Section 7.3 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 7.3. Fees and Expenses.

     (a) Except as set forth in this Section 7.3, (i) all fees and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Merger is not consummated or (ii) if the Merger is consummated, then the Surviving Company shall pay all such fees and expenses;

     (b) If: (1) the Company terminates this Agreement pursuant to Section 7.1(f); or (2) the Parent terminates this Agreement pursuant to Section 7.1(e)(i), (ii) or (iii); then the Company shall pay to the Parent, within one business day following such termination, a termination fee, in cash, of $5 million; provided, however, that the Company in no event shall be obligated to pay more than one such fee and the amount of fees paid under this Section 7.3(b) and the amount of expense reimbursement paid under Section 7.3(c) shall not exceed $6 million, in the aggregate.

     (c) If the Parent or the Company terminates this Agreement pursuant to
Section 7.1(d) and within one year of such termination the Company shall have consummated an Alternative Transaction, or shall have entered into a definitive purchase agreement respecting an Alternative Transaction which the Company shall have consummated within 18 months of such termination, pursuant to which the holders of the Common Stock have received consideration (including the value of any retained equity) equal to or greater than the Merger Consideration, then the Company shall pay to the Parent, within one business day following such consummation a fee, in cash, of $5 million, provided, however, that the Company in no event shall be obligated to pay more than one such fee and the amount of fees paid under this Section 7.3(c) and the amount of expense reimbursement paid under Section 7.3(d) shall not exceed $6 million, in the aggregate.

     (d) Upon the termination of this Agreement under circumstances in which the Company shall be obligated to pay a fee pursuant to Section 7.3(b) or 7.3(c), then the Company shall reimburse the Parent (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket expenses incurred by or on behalf of it or its affiliates in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to the Parent, or Merger Sub or any of the foregoing, and accountants) ("expenses"). In all cases, the total amount of fees paid under Section 7.3(b), 7.3(c) and reimbursement of expenses under this Section 7.3(d) shall not exceed $6 million.


                                  ARTICLE VIII.

                               GENERAL PROVISIONS

     SECTION 8.1. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

     (a) Survival. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be.

     (b) Company Disclosure Letter. Any disclosure made with reference to one or more sections of the Company Disclosure Letter shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

     SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or delivered by a nationally recognized overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt):

     (a) If to Parent or Merger Sub:

                  Anteon Corporation
                  3211 Jermantown Road
                  Fairfax, Virginia 22030

                  Attention:        Curtis Schehr, Esq.
                                    Vice President and General Counsel

                  With copies to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019

                  Attention:        Carl L. Reisner, Esq.

     (b) If to the Company:

                  Analysis & Technology, Inc.
                  P.O. Box 220
                  North Stonington, CT  06359

                  Attention:  David M. Nolf, Executive Vice President

                  With copies to:

                  Cummings & Lockwood
                  CityPlace I - 36th Floor
                  185 Asylum Street
                  Hartford, CT 06103
                  Attention:  James I. Lotstein, Esq.

     SECTION 8.3. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a U.S. federal holiday;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "knowledge" or "to the knowledge" when used with respect to Parent or of the Parent and its subsidiaries means the actual knowledge of an executive officer of Parent; when used with respect to the Company or the Company and its subsidiaries means the actual knowledge of an executive officer of the Company; in either case, assuming such executive officer made reasonable inquiry pertaining to the relevant subject matter;

     (e) "Company Material Adverse Effect" means any change or effect that, individually or in the aggregate, is or could be reasonably expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries;

     (f) "Parent Material Adverse Effect" means any change or effect that, individually or in the aggregate, is or could reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.;

     (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (h) "subsidiary" or "subsidiaries" of the Company, the Surviving Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, such amount of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, that the Company, the Surviving Company, Parent or such other person has the power to elect a majority of the directors or members of the governing body of such corporation or other legal entity.

     SECTION 8.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.8. Entire Agreement. This Agreement and the Company Disclosure Letter together constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.9. Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut applicable to contracts executed and fully performed within the State of Connecticut, without regard to the conflicts of laws provisions thereof.

     SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               ANTEON CORPORATION


                               By:     /s/ JOSEPH M. KAMPF
                                   ---------------------------------
                                   Name:  Joseph M. Kampf
                                   Title:  Chief Executive Officer

                              BUFFALO ACQUISITION CORPORATION


                              By:     /s/ JOSEPH M. KAMPF
                                   ---------------------------------
                                   Name: Joseph M. Kampf
                                   Title: Chief Executive Officer

                              ANALYSIS & TECHNOLOGY, INC.


                               By:    /s/ GARY P. BENNETT
                                   --------------------------------
                                   Name:  Gary P. Bennett
                                   Title:  President and Chief Executive Officer